Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 1, 2021, with respect to the consolidated financial statements of Enfusion Ltd. LLC included in the Amendment No.1 to the Registration Statement (Form S-1 No. 333-259635) and related Prospectus of Enfusion, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

September 28, 2021